SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934.



                               November 11, 1996
                Date of Report (Date of earliest event reported)


                            CELTIC INVESTMENT, INC.
             (Exact name of Registrant as specified in its charter)


           Delaware                33-37436-C             36-3729989
           State of            Commission File No.        IRS Employer
         Incorporation                                 Identification No.



                          17W220 22nd Street, Suite 420
                           Oakbrook Terrace, IL 60181
                    (Address of principal executive offices)

                                 (630) 993-9010
                         (Registrant's telephone number)

Item 5.  Other Events

     The Company's outstanding Class "A" and Class "B" Common Stock Purchase Warrants were previously extended to, and scheduled to expire on, December 31, 1996. The Warrants were issued as part of the Units sold in the Company's initial public offering. The Class "A" Warrants entitle the holders to purchase one share of the Company's cmmon stock at $4.00 per share and the Class "B" Warrants entitle the holders to purchase one share of common stock at $8.00 per share. Effective November 11, 1996, the Company's Board of Directors adopted a resolution extending the exercise period of the Class "A" Common Stock Purchase Warrants to June 30, 1997. The Class "B" Warrants were not extended by the Board of Directors and accordingly, all of he Class "B" Warrants will expire on December 31, 1996. The Warrants may not be exercised until such time as the Company files a post-effective amendment to its registration statement, which amendment contains updated financial statements and thereafter until such amendment is declared effective by the Securities and Exchange Commission.

     There are currently outstanding various options to purchase shares of the Company's common stock. Such options include certain stock options which were issued in connection with a private placement of the securities of U.S. Commercial Funding Corp. ("USCF") in 1994. Atfer such options were issued, the Company acquired USCF and such USCF stock options were exchanged for options to purchase a total of 716,667 shares of the Company's common stock. Such options expire on December 31, 1996. On November 11, 1996, the Company's Board of Directors adopted a resolution extending the expiration date of such options to June 30, 1997.

     The Company sold units of its common stock and options to purchase common stock in a private placement during 1994 and 1995. Such options entitle the holders thereof to purchase a total of 1,333,334 shares of the Company's common stock. Such options expire at various times during the next 60 days. On November 11, 1996, the Company's Board of Directors adopted a resolution extending the expiration date of such options to June 30, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 26, 1996                   CELTIC INVESTMENT, INC.




                                            By /s/ Douglas P. Morris
                                               Douglas P. Morris
                                               President


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